Exhibit 10.22

Chiquita Brands International, Inc.

Summary of Director Compensation:

As in Effect Since January 1, 2007

As approved by the Board of Directors of Chiquita Brands International, Inc. (the “Company”) on February 15, 2007, effective as of January 1, 2007, compensation for directors of the Company will consist of the following:

Annual Compensation (directors fees) - $160,000, consisting of

•	$80,000 annual cash compensation, payable quarterly in arrears, and

•

a number of shares of the Company’s common stock having an aggregate fair market value of $80,000, determined based on the closing price of the common stock on the third trading day following release of the Company’s annual earnings results and payable annually as of such date.

Compensation for Certain Committee Chairs – payable quarterly in arrears

•	The Audit Committee and Compensation & Organization Development Committee chairs each will receive an annual fee of $20,000, and

•	the Nominating & Governance Committee chair will receive an annual fee of $15,000.

Initial Equity Grant for New Directors – In addition, upon initial election to the Board, each non-employee director will receive an equity award of restricted stock having an aggregate fair market value of $160,000, determined based on the price of the common stock on the date of election, to vest on the date that the director ceases to be a non-employee director of the Company.

The director fee for any non-employee director whose service commences or ceases at any time of the year will be prorated to reflect the portion of the quarter or year during which the individual served as a director.

Directors continue to be subject to the share ownership guidelines (See last paragraph of Current Report on Form 8-K filed February 28, 2006).